Exhibit 10.21

AKARI THERAPEUTICS PLC

75/76 Wimpole Street
London W1G 9RT UK

19 October 2018

Clive Richardson

c/o Akari Therapeutics plc

75/76 Wimpole Street

London W1G 9RT UK

Re: Option and Bonus Letter

Dear Clive:

We appreciate your continued service as acting chief executive officer of Akari Therapeutics plc (the “Company”). This will confirm the following agreement made today between you and the Company respecting an option grant and a potential bonus paid to you by the Company, subject to your continued employment with the company and the other terms and conditions herein set forth, to demonstrate such appreciation.

For valid consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The Company will deliver to you a Stock Option Grant Notice respecting the grant of 20,000,000 additional ordinary shares under option in the capital of the Company (as American Depositary Shares) (the “Additional Options”), subject to the terms and conditions of the grant notice and the Company’s 2014 Equity Incentive Plan (as amended from time to time). The Additional Options will vest over a period of four years and have a strike price as set forth in the grant notice.

2.	In the event a Sale Transaction (as defined below) is completed while you are (i) employed by the Company (and you have not given notice to terminate your employment) and (ii) acting chief executive officer of the Company or in the six month period after you are no longer acting in such capacity, the Company shall pay you a bonus (the “Bonus”) equal to (x) (1) your then base salary plus the Company’s then annual contribution to your pension multiplied by (y) three, as determined by the Company. The Bonus will be subject to deductions and withholdings as required by law. An example of the Bonus calculation is set forth on Exhibit A hereto. For purposes of the foregoing, “Sale Transaction” means the first occurrence of one of the following: a merger, consolidation or similar transaction (directly or indirectly) involving the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding equity securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity (or the parent of the surviving entity) (but not including any bona fide financing of the Company), or the sale of all or substantially all of the assets of the Company.

3.	Receipt of the Bonus (and/or, to avoid doubt, any severance payment under Clause 7.11 of your Service Agreement/Employment Contract) shall be conditioned upon your execution of a customary settlement agreement, release and non-disparagement satisfactory to and in favor of the Company and its subsidiaries, affiliates and shareholders and their respective officers, directors, employees, stockholders, attorneys, accountants, consultants and other agents.

4.	You agree to keep the terms and existence of this letter agreement confidential, except for disclosure for purposes of obtaining legal or accounting advice. Notwithstanding the foregoing, you shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and you shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that you has made such reports or disclosures.

5.	You agree to cooperate with the Company and its shareholders as they seek, negotiate and pursue any potential Sale Transaction or strategic transaction involving the Company. You also agree to maintain an acceptable level of performance consistent with your past performance.

6.	This letter agreement shall not create any obligation on the part of the Company to establish or continue any other compensation programs, plans or policies of any kind. This letter agreement shall not give you any right with respect to continuance of your employment by the Company or of any specific aggregate amount of compensation, nor shall there be a limitation in any way on the right of the Company to terminate your employment at any time for any reason or for no reason whatsoever, nor shall this letter agreement create a contract respecting your employment by the Company. All amounts payable pursuant to the terms of this letter agreement shall be paid from the general assets of the Company. Payments will be paid under this letter agreement only if the Company determines, in its complete and sole discretion, that you are entitled to them. If, on termination of your employment, for whatever reason, whether lawfully or in breach of contract, you lose any rights in relation to the Additional Options or Bonus (including, to avoid doubt, any rights which you would not have lost had your employment not been terminated) you will not be entitled, by way of compensation for unlawful termination of employment, loss of employment or office or otherwise, to any compensation for loss of any rights or loss of profits in respect of either the Additional Options or Bonus.

7.	This letter agreement constitutes the full understanding and entire agreement between you and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal, with respect to the subject matter herein set forth; provided however, that you shall remain bound by any continuing obligations to preserve the Company’s trade secrets, intellectual property, and confidential information, and non-solicitation and non-competition, if any, and of course, your Service Agreement/Employment Contract with the Company (which remain otherwise unchanged). You represent and acknowledge that in signing this letter agreement, you have not relied upon any representation or statement not set forth in this letter agreement. This letter agreement may only be amended by the written agreement of you and the Company. This letter agreement may not be assigned or transferred in whole or in part by you. This letter agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

Very truly yours,

AKARI THERAPEUTICS PLC

By:	/s/ Ray Prudo
	Name:	Ray Prudo
	Title:	Chairman

ACCEPTED AND AGREED:

By:	/s/ Clive Richardson
Name:	Clive Richardson

Exhibit A

Sale Transaction Bonus Calculation

This calculation illustrates the Bonus payable should the Sale Transaction take place in fiscal year 2018 and be payable as hereunder provided.

Current Base Salary	Annual Pension Contribution	Combined Annual Total	Multiplier	Bonus
£259,560	£25,956	£285,516	3X	£856,548	*

In the event the Sale Transaction takes place after fiscal year 2018, the Bonus calculation will be calculated by the Company on the basis of the fiscal year in which the Sale Transaction takes place.

* Subject to deductions and withholdings as required by law.

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